EX-99.h.3

INVESTMENT ACCOUNTING AGREEMENT

THIS AGREEMENT is made effective the 6th day of June, 2003, by and between STATE STREET BANK AND TRUST COMPANY, a trust company chartered under the laws of the commonwealth of Massachusetts, having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts  02110 (“State Street”), and GOLD CAPITAL MANAGEMENT, INC., a Kansas corporation, having its principal office and place of business at 10975 El Monte, Suite 225, Overland Park, KS  66211 (“Manager”).

WITNESSETH:

WHEREAS, Manager has contracted with each registered investment company listed on Schedule A hereto, as it may be amended from time to time, incorporated herein by this reference (each a “Fund”) to provide, among other services, certain investment accounting and record keeping functions for the investment securities, other non-cash investment properties, and monies (the “Assets”) of the Fund’s investment portfolio or portfolios (each a “Portfolio”, and collectively the “Portfolios”); and

WHEREAS, Manager desires to subcontract with State Street to perform such investment accounting and record keeping services; and

WHEREAS, State Street is willing to accept such appointment on the terms and conditions hereinafter set forth;

NOW THEREFORE, for and in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

APPOINTMENT OF AGENT.  MANAGER HEREBY APPOINTS STATE STREET AS ITS AGENT TO PERFORM CERTAIN ACCOUNTING AND RECORD KEEPING FUNCTIONS RELATING TO PORTFOLIO TRANSACTIONS REQUIRED OF A DULY REGISTERED INVESTMENT COMPANY UNDER SECTION 31(A) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, AND THE RULES AND REGULATIONS FROM TIME TO TIME ADOPTED THEREUNDER (THE “1940 ACT”) AND TO CALCULATE THE NET ASSET VALUE OF THE PORTFOLIOS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 3 HEREOF.

REPRESENTATIONS AND WARRANTIES

MANAGER REPRESENTATIONS AND WARRANTIES.  Manager hereby represents, warrants and acknowledges to State Street:

That it is a corporation duly organized and existing and in good standing under the laws of its state of organization, and that each Fund is registered as an open-end management investment company under the 1940 Act; and

That it has the requisite power and authority under the Articles of Incorporation, Bylaws, and other governing documents of Manager (“governing documents”), and applicable law to enter into this Agreement; it has taken all requisite action and secured all requisite approvals and consents (including but not limited to any required from Fund) necessary to appoint State Street as investment accounting and record keeping agent; this Agreement has been duly executed and delivered by Manager; and this Agreement constitutes a legal, valid and binding obligation of Manager, enforceable in accordance with its terms.

STATE STREET REPRESENTATIONS AND WARRANTIES.  State Street hereby represents, warrants and acknowledges to Manager:

That it is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts; and

That it has the requisite power and authority under applicable law, its charter and its bylaws to enter into and perform this Agreement; this Agreement has been duly executed and delivered by State Street; and this Agreement constitutes a legal, valid and binding obligation of State Street, enforceable in accordance with its terms.

DUTIES AND RESPONSIBILITIES OF THE PARTIES

DELIVERY OF ACCOUNTS AND RECORDS.  Manager will turn over or cause to be turned over to State Street all accounts and records needed by State Street to perform its duties and responsibilities hereunder fully and properly.  State Street may rely conclusively on the completeness and correctness of such accounts and records.

ACCOUNTS AND RECORDS.  State Street will prepare and maintain, under the direction of and as interpreted by Manager, or, at Manager’s Proper Instruction, Manager’s, Fund’s or Portfolio’s accountants and/or other advisors, in complete, accurate and current form such accounts and records:  (1) required to be maintained by Fund with respect to portfolio transactions under Section 31(a) of the 1940 Act; (2) required as a basis for calculation of each Portfolio’s net asset value; and (3) as otherwise agreed upon by the parties.  Manager will advise or cause Fund to advise State Street in writing of all applicable record retention requirements, other than those set forth in the 1940 Act.  State Street will preserve such accounts and records in the manner and for the periods prescribed in the 1940 Act or for such longer period as is agreed upon by the pa rties.  Manager will, or will cause Fund to furnish, in writing or its electronic or digital equivalent, accurate and timely information needed by State Street to complete such accounts and records when such information is not readily available from generally accepted securities industry services or publications.

ACCOUNTS AND RECORDS PROPERTY OF FUND.  State Street acknowledges that all of the accounts and records maintained by State Street pursuant hereto are the property of Fund, and will be made available to Manager (subject to the rights and interest, if any, of Fund) for inspection or reproduction within a reasonable period of time, upon demand.  State Street will assist Manager’s and Fund’s independent auditors, or upon the prior written approval of Manager, or upon demand, any regulatory body, in any requested review of Fund’s accounts and records, provided that Manager will reimburse State Street for all expenses and employee time invested in any such review outside of routine and normal periodic reviews.  Upon receipt from Manager of the necessary information or Proper Instructions (as defined in Section 4 of this Agreement), State Street will supply information from the books and records it maintains for Fund that Fund may reasonably request for tax returns, questionnaires, periodic reports to shareholders and such other reports and information requests as Manager and State Street may agree upon from time to time.

ADOPTION OF PROCEDURES.  State Street and Manager and/or Fund may from time to time adopt such procedures as they agree upon, and State Street may, without actual knowledge, conclusively assume that no procedure approved or directed by Manager, Fund, Fund’s or Portfolio’s accountants or other advisors conflicts with or violates any requirements of the Fund’s prospectus, Manager’s or Fund’s governing documents, or any applicable law, rule or regulation, order, decree or agreement by which Manager or Fund may be bound.  Manager will be responsible for notifying State Street of any statutes, regulations, rules, requirements or policies which may impact State Street’s responsibilities or procedures under this Agreement.

VALUATION OF ASSETS.  State Street will value the Assets in accordance with Manager’s Proper Instructions utilizing the information sources designated by Manager (“Pricing Sources”) on the Price Source and Methodology Authorization Matrix, incorporated herein by this reference.

PROPER INSTRUCTIONS.  “PROPER INSTRUCTIONS”, WHICH MAY ALSO BE STANDING INSTRUCTIONS, AS USED THROUGHOUT THIS AGREEMENT, SHALL MEAN INSTRUCTIONS RECEIVED BY STATE STREET FROM THE FUND OR THE MANAGER, AS DULY AUTHORIZED BY THE FUND.  SUCH INSTRUCTIONS MAY BE IN WRITING SIGNED BY THE AUTHORIZED PERSON(S) OF THE FUND OR THE MANAGER OR MAY BE IN A TESTED COMMUNICATION OR IN A COMMUNICATION UTILIZING ACCESS CODES EFFECTED BETWEEN ELECTRO-MECHANICAL OR

ELECTRONIC DEVICES OR MAY BE BY SUCH OTHER MEANS AND UTILIZING SUCH INTERMEDIARY SYSTEMS AND UTILITIES AS MAY BE AGREED TO FROM TIME TO TIME BY STATE STREET AND THE PERSON OR ENTITY GIVING SUCH INSTRUCTIONS, PROVIDED THAT THE MANAGER HAS FOLLOWED ANY SECURITY PROCEDURES AGREED TO FROM TIME TO TIME BY THE MANAGER AND STATE STREET.  ORAL INSTRUCTIONS WILL BE CONSIDERED PROPER INSTRUCTIONS IF STATE STREET REASONABLY BELIEVES THEM TO HAVE BEEN GIVEN BY A PERSON AUTHORIZED TO GIVE SUCH INSTRUCTIONS WITH RESPECT TO THE TRANSACTION INVOLVED.  THE MANAGER SHALL CAUSE ALL ORAL INSTRUCTIONS TO BE CONFIRMED IN WRITING.  THE MANAGER SHALL CAUSE ITS DULY AUTHORIZED OFFICER TO CERTIFY TO STATE STREET IN WRITING THE NAMES AND SPECIMEN SIGNATURES OF PERSONS AUTHORIZED TO GIVE PROPER INSTRUCTIONS.  STATE STREET SHALL BE ENTITLED TO RELY UPON THE IDENTITY AND AUTHORITY OF SUCH PERSONS UNTIL IT RE CEIVES PROPER INSTRUCTION TO THE CONTRARY.  UNLESS SUCH PROPER INSTRUCTIONS DELEGATING AUTHORITY TO ANY PERSON TO GIVE PROPER INSTRUCTIONS SPECIFICALLY LIMIT SUCH AUTHORITY TO SPECIFIC MATTERS OR REQUIRE THAT THE APPROVAL OF ANYONE ELSE WILL FIRST HAVE BEEN OBTAINED, STATE STREET WILL BE UNDER NO OBLIGATION TO INQUIRE INTO THE RIGHT OF SUCH PERSON, ACTING ALONE, TO GIVE ANY PROPER INSTRUCTIONS WHATSOEVER.  IF MANAGER FAILS TO PROVIDE STATE STREET ANY SUCH PROPER INSTRUCTIONS NAMING DESIGNATED REPRESENTATIVES, ANY INSTRUCTIONS RECEIVED BY STATE STREET FROM A PERSON REASONABLY BELIEVED TO BE AN APPROPRIATE REPRESENTATIVE OF MANAGER OR THE FUND WILL CONSTITUTE VALID PROPER INSTRUCTIONS HEREUNDER.  THE TERM “DESIGNATED REPRESENTATIVE” MAY INCLUDE MANAGER’S OR A PORTFOLIO’S EMPLOYEES AND AGENTS, INCLUDING INVESTMENT MANAGERS AND THEIR EMPLOYEES.  MANAGER WILL PROVIDE UPON STATE STREET’S REQUEST A CERTIFICATE SIGNED BY AN OFFICER OR DESIGNATED REPRESENTATIVE OF MANAGER, AS CONCLUSIVE PROOF OF ANY FACT OR MATTER REQUIRED TO BE ASCERTAINED FROM MANAGER HEREUNDER.  MANAGER WILL ALSO PROVIDE STATE STREET PROPER INSTRUCTIONS WITH RESPECT TO ANY MATTER CONCERNING THIS AGREEMENT REQUESTED BY STATE STREET.  IF STATE STREET REASONABLY BELIEVES THAT IT COULD NOT PRUDENTLY ACT ACCORDING TO THE PROPER INSTRUCTIONS, OR THE INSTRUCTION OR ADVICE OF MANAGER’S OR A PORTFOLIO’S ACCOUNTANTS OR COUNSEL, IT MAY IN ITS DISCRETION, COMMUNICATE SUCH BELIEF TO MANAGER AND REFRAIN FROM ACTING IN ACCORDANCE THEREWITH

LIMITATION OF LIABILITY OF STATE STREET.  STATE STREET IS NOT RESPONSIBLE OR LIABLE FOR, AND MANAGER WILL INDEMNIFY AND HOLD STATE STREET HARMLESS FROM AND AGAINST, ANY AND ALL COSTS, EXPENSES, LOSSES, DAMAGES, CHARGES, COUNSEL FEES (INCLUDING, WITHOUT LIMITATION, DISBURSEMENTS AND THE ALLOCABLE COST OF IN-HOUSE COUNSEL), PAYMENTS AND LIABILITIES WHICH

MAY BE ASSERTED AGAINST OR INCURRED BY STATE STREET OR FOR WHICH STATE STREET MAY BE HELD TO BE LIABLE, ARISING OUT OF OR ATTRIBUTABLE TO:

State Street’s action or failure to act pursuant hereto; provided that State Street has acted in good faith and with and reasonable care; and provided further, that in no event is State Street liable for consequential, special, or punitive damages;

State Street’s payment of money as requested by Manager, or the taking of any action which might make it or its nominee liable for payment of monies or in any other way; provided, however, that nothing herein obligates State Street to take any such action or expend its own monies except in its sole discretion;

State Street’s action or failure to act hereunder upon any Proper Instructions, advice, notice, request, consent, certificate or other instrument or paper appearing to it to be genuine and to have been properly executed, including any Proper Instruction, communications, data or other information received by State Street by means of the Systems, as defined in the Remote Access Services Addendum, or any electronic system of communication;

State Street’s action or failure to act in good faith reliance on the advice or opinion of counsel for Manager or of its own counsel with respect to questions or matters of law, which advice or opinion may be obtained by State Street at the expense of Manager, or on the Proper Instruction, advice or statements of any officer or employee of Manager or Fund, or Manager’s or Fund’s accountants or other authorized individuals, and other persons believed by it in good faith to be expert in matters upon which they are consulted;

Any error, omission, inaccuracy or other deficiency in any Portfolio’s accounts and records or other information provided to State Street by or on behalf of a Portfolio, including the accuracy of the prices quoted by the Pricing Sources, or the information supplied by Manager to value the Assets, or the failure of Manager to provide, or provide in a timely manner, any accounts, records, or information needed by State Street to perform its duties hereunder;

Manager’s refusal or failure to comply with the terms hereof (including without limitation Manager’s failure to pay or reimburse State Street under Section 5 hereof), Manager’s negligence or willful misconduct, or the failure of any representation or warranty of Manager hereunder to be and remain true and correct in all respects at all times;

Loss occasioned by the acts, omissions, defaults or insolvency of Fund or any broker, bank, trust company, securities system or any other person with whom State Street may reasonably deal; and

The failure or delay in performance of its obligations hereunder, or those of any entity for which it is responsible hereunder, arising out of or caused, directly or indirectly, by circumstances beyond the affected entity’s reasonable control, including, without limitation:  any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute,  ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornadoes, acts of God or public enemy, revolutions, or insurrection.

COMPENSATION.  IN CONSIDERATION FOR ITS SERVICES HEREUNDER, MANAGER WILL PAY TO STATE STREET THE COMPENSATION SET FORTH IN A SEPARATE FEE SCHEDULE, INCORPORATED HEREIN BY REFERENCE, TO BE AGREED TO BY MANAGER AND STATE STREET FROM TIME TO TIME, AND, UPON DEMAND, REIMBURSEMENT FOR STATE STREET’S CASH DISBURSEMENTS AND REASONABLE OUT-OF-POCKET COSTS AND EXPENSES, INCLUDING ATTORNEY’S FEES AND DISBURSEMENTS, INCURRED BY STATE STREET IN CONNECTION WITH THE PERFORMANCE OF SERVICES HEREUNDER.

TERM AND TERMINATION.  PROVIDED THAT THE BOARD OF TRUSTEES OF THE FUND APPROVES THIS AGREEMENT, THE INITIAL TERM OF THIS AGREEMENT IS FOR A PERIOD OF ONE (1) YEAR.  THEREAFTER, THE FUND, AS A THIRD PARTY BENEFICIARY OF THIS AGREEMENT, THE MANAGER OR STATE STREET MAY TERMINATE THIS AGREEMENT BY PROPER INSTRUCTION TO THE OTHER PARTY IN THE CASE OF MANAGER OR STATE STREET AND BY PROPER INSTRUCTION TO MANAGER AND STATE STREET IN THE CASE OF THE FUND AND RECEIVED NOT LESS THAN SIXTY (60) DAYS PRIOR TO THE DATE UPON WHICH SUCH TERMINATION WILL TAKE EFFECT.  UPON TERMINATION HEREOF:

Manager will pay State Street its fees and compensation due hereunder and its reimbursable disbursements, costs and expenses paid or incurred to such date;

Manager will designate a successor (which may be Manager or Fund) by Proper Instruction to State Street; and

State Street will, upon payment of all sums due to State Street from Manager hereunder or otherwise, deliver all accounts and records and other properties of Fund to the successor so specified or appointed, or, if none, to Manager, at State Street’s office.

In the event that accounts, records or other properties remain in the possession of State Street after the date of termination hereof for any reason other than State Street’s failure to deliver the same, State Street is entitled to compensation for storage thereof during such period, and shall be entitled to destroy the same if not removed by Manager within ten (10) days after written demand.

GENERAL

INTERPRETIVE AND ADDITIONAL PROVISIONS.  In connection with the operation hereof, State Street and Manager may from time to time agree on such provisions interpretive of or in addition to the provisions hereof as may in their joint opinion be consistent with the general tenor of this Agreement.  Any such interpretive or additional provisions shall be in a writing signed by both parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the governing documents.  No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

ADDITIONAL PORTFOLIOS.  In the event that a Fund establishes one or more additional series with respect to which Manager desires to have State Street render services as record keeper under the terms hereof Manager shall so notify State Street in writing, and if State Street agrees to provide such services, such series shall become a Portfolio hereunder.  Each Portfolio will be regarded for all purposes hereunder as a separate party apart from each other Portfolio.  Unless the context otherwise requires, with respect to every transaction covered hereby, every reference herein to Fund is deemed to relate solely to the particular Portfolio to which such transaction relates.  Under no circumstances will the rights, obligations or remedies with respect to a particular Portfolio constitute a right, obligation or remedy applicable to any other Portfolio.  The use of this si ngle document to memorialize the separate agreement as to each Portfolio is understood to be for clerical convenience only and will not constitute any basis for joining the Portfolios for any reason.

MASSACHUSETTS LAW TO APPLY.  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts.

PRIOR AGREEMENTS.  This Agreement supersedes and terminates, as of the date hereof all prior agreements between Manager and State Street relating to the record keeping of the Assets.

INSTRUCTIONS AND NOTICES.  Any Proper Instruction, notice, communication or other instrument required to be given hereunder may be (a) delivered in person to the offices of the parties as set forth herein during normal business hours; or (b) effected directly between electromechanical or electronic devises as provided in Section 4 hereof; or (c) delivered prepaid registered mail (in which case it shall be deemed to have been served at the expiration of five business days after posting); or (d) delivered by telecopy (in which case it shall be deemed to have been served on the business day after the receipt thereof).  Each party hereto shall designate from time to time the person(s) and address(es) for Proper Instructions and other communications related to the daily operations.  Proper Instructions and other, communications related to this Agreement (including, b ut not limited to termination, breach, or default) shall be delivered at the following addresses or such other addresses as may be notified by any party from time to time.

To Manager: GOLD CAPITAL MANAGEMENT, INC. 10975 El Monte, Suite 225 Overland Park, KS 66211 Attention: Stephen R. Oliver Telephone: 913-396-0311 Telecopy: 913-396-0353	To State Street: STATE STREET BANK AND TRUST COMPANY 801 Pennsylvania Avenue Kansas City, MO 64105 Attention: Managing Counsel Telephone: 816-871-4100 Telecopy: 816-871-9675

REPRODUCTION OF DOCUMENTS.  This Agreement and all schedules, addenda, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

REMOTE ACCESS SERVICES ADDENDUM.  State Street and Manager agree to be bound by the terms of the Remote Access Services Addendum attached hereto.

ASSIGNMENT.  Except as otherwise set forth herein, this Agreement may not be assigned by either party without the written consent of the other.  State Street shall have the right to delegate and sub-contract for the performance of any or all of its duties hereunder, provided that State Street shall remain responsible for the performance of such duties and all the terms and conditions hereof shall continue to apply as though State Street performed such duties itself.

COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall, be deemed to be an original, and all such counterparts taken together shall constitute but one and the same Agreement.

SEVERABILITY.  If any provision in this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers.

GOLD CAPITAL MANAGEMENT, INC.	STATE STREET BAND AND TRUST COMPANY
By: Name: J. Daniel Stepp Title: Chairman and CEO	By: Name: Robert G. Novellano Title: Senior Vice President

Schedule A – List of Accounts

Instructions:  Please indicate the primary, secondary and tertiary source to be used by State Street in calculating market value of investment for each legal entity in the Client Relationship identified below.  If the security type is not held (or, in the case of a mutual fund, not allowed by the fund prospectus), please indicate N/A.  NOTE:  If an Investment Manager is a Pricing Source, please specify explicitly.  If the Client has more than one account or portfolio, each will be priced in accordance with the instructions given below unless otherwise indicated.  If the accounting platform used by the Client is MCHorizon, then State Street performs a Data Quality review process as specified in the Sources Status Pricing Matrix on the NA Vigator Pricing System which specifies pricing tolerance thresholds, index and price aging details.  The Sources Status Prici ng Matrix will be provided for your information and review.  In the absence of an Instruction to the contrary, State Street shall be entitled to rely on the Institutions contained in this Price Source and Methodology Authorization Matrix for each additional legal entity within the client relationship to whom State Street provides pricing services from time to time.

Security Type	Primary Source	Secondary Source	Tertiary Source	Pricing Logic	Pricing Default Logic	Valuation Point
EQUITIES
U.S. Listed Equities (NYSE, AMEX)	Bridge	Reuters		Last		Market Close
U.S. OTC Equities (Nasdaq)	Bridge	Reuters				Market Close
Foreign Equities
Listed ADR’s
FIXED INCOME
Municipal Bonds
US Bonds (Treasuries, MBS, ABS, Corporates)
Eurobonds/Foreign Bonds
OTHER ASSETS
Options
Futures
Non-Listed ADR’s
EXCHANGE RATES

FORWARD POINTS

CLIENT RELATIONSHIP: Legal Entity(if more than one, please list on next page) AUTHORIZED BY:		STATE STREET BANK AND TRUST COMPANY ACCEPTED: EFFECTIVE DATE: __/__/__ (supersedes prior matrices)

LIST OF LEGAL ENTITIES IN THE CLIENT RELATIONSHIP

LEGAL ENTITY	NAME OF AUTHORIZED SIGNER IF DIFFERENT THAN PAGE 1	SIGNATURE OF AUTHORIZED SIGNER IF DIFFERENT THAN PAGE 1

Explanation of Fields
Client:

Indicate the legal entity name of the Client.  If there are multiple legal entities for one client relationship, please list each Legal Entity on p. 2.  If a single legal entity encompasses multiple portfolios/accounts/series, any of which are to be priced differently, please so indicate.

Primary Source:	Indicate the primary source for prices for the security type. If an Investment Manager is a pricing source, please specify explicitly.
Secondary Source:	Indicate the secondary source for prices for the security type. If an Investment Manager is a pricing source, please specify explicitly.
Tertiary Source:	Indicate the tertiary (3rd level) source for prices for the security type. If an Investment Manager is a pricing source, please specify explicitly.
Pricing Logic:	Indicate the price type to be referenced for the security type: Ask, Bid, Close, Evaluated Mean, Last Sale, amortized cost, etc.
Pricing Default Logic:	Indicate the price type to be referenced for the security type: Ask, Bid, Close, Evaluated Mean, Last Sale, amortized cost, etc. in the instance where the preferred price type is not available.
Valuation Point:	Indicate time of day: Market Close, End of Day, specific time and time zone.
Authorized By:

Provide the signature of the person authorizing the completion of the Price Source Authorization.  If multiple legal entities are listed on p. 2, please provide the signature of an authorized person in each case, if necessary.

Date:	Indicate the date the Price Source Authorization was completed.

Remote Access Services Addendum
To Investment Accounting Agreement by and between
State Street Bank and Trust Company and Gold Capital Management, Inc. dated June 6, 2003

State Street has developed proprietary accounting and other systems, and has acquired licenses for other such systems, which it utilizes in conjunction with the services we provide to you (the “Systems”).  In this regard, we maintain certain information in databases under our control and ownership that we make available on a remote basis to our customers (the “Remote Access Services”).

The Services.  This addendum shall govern use of all Systems that State Street may from time to time agree to provide you, the Customer, and your designated investment advisors, consultants or other third parties authorized by State Street who agree to abide by the terms of this Addendum (“Authorized Designees”) in order to provide Remote Access Services for the purpose of obtaining and analyzing reports and information.

Security Procedures.  You agree to comply, and to cause your Authorized Designees to comply, with remote access operating standards and procedures and with user identification or other password control requirements and other security procedures as may be issued from time to time by State Street for use of the Systems and access to the Remote Access Services.  You agree to advise State Street immediately in the event that you learn or have reason to believe that any person to whom you have given access to the Systems or the Remote Access Services has violated or intends to violate the terms of this Addendum and you will cooperate with State Street in seeking injunctive or other equitable relief.  You agree to discontinue use of the Systems and Remote Access Services, if requested, for any security reasons cited by State Street.

Fees.  Fees and charges (if any) for the use of the Systems and the Remote Access Services and related payment terms shall be as set forth in the fee schedule in effect from time to time between the parties (the “Fee Schedule”).  You shall be responsible for any tariffs, duties or taxes imposed or levied by any government or governmental agency by reason of the transactions contemplated by this Addendum, including, without limitation, federal, state and local taxes, use, value added and personal property taxes (other than income, franchise or similar taxes which may be imposed or assessed against State Street).  Any claimed exemption from such tariffs, duties or taxes shall be supported by proper documentary evidence delivered to State Street.

Proprietary Information/Injunctive Relief.  The Systems and Remote Access Services and the databases, computer programs, screen formats, report formats, interactive design techniques, formulae, processes, systems, software, know-how, algorithms, programs, training aids, printed materials, methods, books, records, files, documentation and other information made available to you by State Street as part of the Remote Access Services and through the use of the Systems and all copyrights, patents, trade secrets and other proprietary rights of State Street and its relevant licensors related thereto are the exclusive, valuable and confidential property of State Street and its relevant licensors, as applicable (the “Proprietary Information”).

You agree on behalf of yourself and your Authorized Designees to keep the Proprietary Information confidential and to limit access to your employees and Authorized Designees (under a similar duty of confidentiality) who require access to the Systems for the purposes intended.  The foregoing shall not apply to Proprietary Information in the public domain or required by law to be made public.

You agree to use the Remote Access Services only in connection with the proper purposes of this Addendum.  You will not, and will cause your employees and Authorized Designees not to, (i) permit any third party to use the Systems or the Remote Access Services, (ii) sell, rent, license or otherwise use the Systems or the Remote Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Addendum, (iii) use the Systems or the Remote Access Services for any fund, trust or other investment vehicle without the prior written consent of State Street, or (iv) allow or cause any information transmitted from State Street’s databases, including data from third party sources, available through use of the Systems or the Remote Access Services, to be redistributed or retransmitted for other than use for or on behalf of yourse lf, as our Customer.

You agree that neither you nor your Authorized Designees will modify the Systems in any way, enhance or otherwise create derivative works based upon the Systems, nor will you or your Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the Systems.

You acknowledge that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, will immediately give rise to continuing irreparable injury inadequately compensable in damages at law, and that State Street and its licensor, if applicable, shall be entitled to obtain immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.

Limited Warranties.  State Street represents and warrants that it has the right to grant access to the Systems and to provide the Remote Access Services contemplated herein.  Because of the nature of computer information technology, including but not limited to the use of the Internet, and the necessity of relying upon third-party sources, and data and pricing information obtained from third parties, the Systems and Remote Access Services are provided “AS IS”, and you and your Authorized Designees shall be solely responsible for the investment decisions, results obtained, regulatory reports and statements produced using the Remote Access Services.  State Street and its relevant licensors will not be liable to you or your Authorized Designees for any direct or indirect, special, incidental, punitive or consequential damages arising out of or in any way connected with the Systems or the Remote Access Services, nor shall either party be responsible for delays or nonperformance under this Addendum arising out of any cause or event beyond such party’s control.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ADDENDUM, STATE STREET FOR ITSELF AND ITS RELEVANT LICENSORS EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THE SYSTEM AND THE SERVICES TO BE RENDERED HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Infringement.  State Street will defend or, at our option, settle any claim or action brought against you to the extent that it is based upon an assertion that access to any proprietary System developed and owned by State Street or use of the Remote Access Services through any such proprietary System by you under this Addendum constitutes direct infringement of any United States patent or copyright or misappropriation of a trade secret, provided that you notify State Street promptly in writing of any such claim or proceeding and cooperate with State Street in the defense of such claim or proceeding.  Should any such proprietary System or the Remote Access Services accessed thereby or any part thereof become, or in State Street’s opinion be likely to become, the subject of a claim of infringement or the like under the patent or copyright or trade secret laws of t he United States, State Street shall have the right, at State Street’s sole option, to (i) procure for you the right to continue using such System or Remote Access Services, (ii) replace or modify such System or Remote Access Services so that the System or the Remote Access Services becomes noninfringing, or (iii) terminate access to the Remote Access Services without further obligation.

Termination.  Either party may terminate access to the Remote Access Services (i) for any reason by giving the other party at least one hundred and eighty (180) days’ prior written notice in the case of notice of termination by State Street to you or thirty (30) days’ notice in the case of notice from you to State Street of termination, or (ii) immediately for failure of the other party to comply with any material term and condition of the Addendum by giving the other party written notice of termination.  In the event of termination, you will return to State Street all Proprietary Information in your possession or in the possession of your Authorized Designees.  The foregoing provisions with respect to confidentiality and infringement will survive termination for a period of three (3) years.

Miscellaneous.  Except as provided in the next sentence, this Addendum constitutes our entire understanding with respect to access to the Systems and the Remote Access Services.  If any State Street custody, accounting or other services agreement with you contains terms and conditions relating to computer systems or data access, this Addendum shall constitute an amendment and supplement to them, and in the event of any inconsistency the provisions providing the greatest benefit to State Street shall control.  This Addendum cannot be modified or altered except in a writing duly executed by both of us and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

CONFIRMED AND AGREED:

GOLD CAPITAL MANAGEMENT, INC.

By:

Name/Title:  J. Daniel Stepp, Chairman and CEO

Date:

STATE STREET BANK AND TRUST COMPANY

GOLD BANK FUNDS

Fund Accounting & Fund Administration

Fee Schedule

PORTFOLIO AND FUND ACCOUNTING:

Maintain investment ledgers, provide selected portfolio transactions, position and income reports.  Maintain general ledger and capital stock accounts.  Prepare daily trial balance.  Calculate net asset value daily.  Provide selected general ledger reports.

FUND ADMINISTRATION:

Treasurer’s Office Support:  Semi and annual financial reporting, semi annual NSAR preparation and filing, 24f-2 preparation, survey preparation, performance (before and after tax), IRS/SEC/Prospectus compliance, monthly accounting, proof package review and audit support, expense, budgeting and analysis.

FUND ACCOUNTING & FUND ADMINISTRATION:

Minimum Monthly Fee

8,400 per portfolio.  The monthly minimum fee per portfolio does not apply to any portfolio if the asset base fee for the relationship listed below exceeds the total minimums.

Asset Based Fee (on a relationship basis)

5/100 of 1% (5 basis points) on the first $200 Million.

4.5/100 of 1% (4.5 basis points) on the next $200 Million.

3/100 of 1% (3. basis point) on all assets in excess of $400 Million in assets.

Note: The total relationship assets are defined by combining the Mutual Fund assets.

Multi-Class Fees

Any additional classes will be charged at $500 per month.

Fund Fees

The fee will be calculated by multiplying the monthly average net assets of the Funds by the basis point fees in the above schedule and dividing the product by 12.  The aggregate minimum fee will be calculated by multiplying the per fund minimum fee by the number of Funds to arrive at the total minimum fee.  The greater of the basis point fee or the minimum fee will be charged to the funds.  In addition to the basis point fee or the minimum fee, multi-class charges will be assessed as stated above.

OUT-OF-POCKET EXPENSES

A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month.  Out-of-pocket expenses include, but are not limited to the following:

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Pricing and research services (pricing vendors, Bloomberg, etc.)

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Communication costs (telephone, lease lines, etc.)

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Postage and insurance

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Courier service

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Legal fees, audit fees and other professional fees

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Supplies related to fund records

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Customized programming/transmission ($175 per hour)

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On-site consulting ($200 per hour per person plus expenses for travel and lodging)

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Duplicating

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Non-recurring legal fees

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Third-party internal control review letter

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SWIFT charges

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Travel and lodging for Board and Operations meetings

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Preparation of financial statements other than annual, semi-annual, and quarterly reporting, $3,000 per financial report.

SPECIAL SERVICES

Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation.  Fees for change in fund structure are also subject to negotiation.

TERMS OF THE CONTRACT

The parties agree, that upon the execution of this fee schedule, fees shall remain in effect for two (2) years and from year to year thereafter until it is revised as a result of negotiations initiated by either party.  All changes to the fee schedule will be communicated in writing at least 60 days prior to their effective date.

PAYMENT

The above fees will be charged against fund’s DDA account 15 days after the invoice is mailed.  Any fees or reimbursable expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by State Street.

Gold Bank	State Street Bank
By:	By:
Title:	Title:
Date:	Date: